Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Record Revenue and Profit Growth for Its Fiscal 2020 Fourth Quarter and Full Year; Company Expects Continued Strong Results in Its Current Fiscal 2021 First Quarter

Fourth Quarter Highlights:

  Total net revenues increased a record 61.1 percent to $418.0 million, compared with $259.4 million in the prior year period
  Net Income was $9.8 million, or $0.15 per diluted share. Adjusted Net Income1 was $15.1 million, or $0.23 per diluted share, compared with a net loss of $8.3 million, or ($0.13) per share, in the prior year period.
  Adjusted EBITDA1 was $32.5 million, compared with a loss of $2.7 million, in the prior year period.

Full Year Highlights:

  Total net revenues increased 19.3 percent to $1.49 billion, compared with $1.25 billion in the prior year, reflecting strong growth across all three of the Company’s business segments.
  Net Income was $59.0 million, or $0.89 per diluted share. Adjusted Net Income1 increased 86.9 percent to $65.0 million, or $0.98 per diluted share, compared with $34.8 million, or $0.52 per diluted share, in the prior year.
  Adjusted EBITDA1 increased 57.8 percent to $129.5 million, compared with $82.1 million in the prior year.

(1 Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP (“Adjusted”) results to applicable GAAP results.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--August 27, 2020--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading e-commerce provider of products and services designed to inspire more human expression, connection and celebration, today reported results for its Fiscal 2020 fourth quarter and full year ended June 28, 2020.

Chris McCann, CEO of 1-800-FLOWERS.COM, Inc., said, “The record results of our fourth quarter and fiscal 2020 year demonstrate the strong execution of our strategy to engage with our customers and build deeper relationships and thereby drive sustainable, long-term growth. Despite the unprecedented challenges brought on by the COVID-19 pandemic, all our associates across the Company have worked tirelessly to help our customers express themselves and remain connected during a very difficult time. I thank them for their extraordinary efforts on behalf of our customers.”

McCann noted that through the first three quarters of fiscal 2020 – before the impact of the pandemic – the Company achieved solid growth in its top and bottom-line results, as well as strong growth in its customer files. “This reflects our ability to leverage our business platform, including our all-star family of brands, our focus on innovation in technology and product development and, most important, providing a truly exemplary customer experience. We carried this momentum into the fiscal fourth quarter where it was accelerated by the pandemic as we saw customers increasingly turning to our brands and our expanded product offerings to help them remain connected and express themselves during a very difficult time. As a result, we achieved record top and bottom-line results for both the quarter and the full year.”

McCann said that, despite the uncertainty in the overall economy, the Company has seen a continuation of strong customer demand and growth in its customer files through the first two months of its fiscal 2021 first quarter. He added that the Company expects these positive trends will continue into the key holiday season in the fiscal second quarter. “While we are aware of certain headwinds, including higher operating costs due to COVID-19 safety precautions, lower wholesale orders from mass market retailers, capacity constraints at third-party shipping vendors and the potential distraction of the pending national election, we believe that we will continue to benefit from the macro shift of consumers to ecommerce, the strong growth in our customer files, the recent addition of the PersonalizationMall.com business and the prevailing consumer sentiments of expression and connection that are at the core of our vision as a company.”

Fiscal 2020 Fourth Quarter Results:

For the fourth quarter of 2020, total net revenues increased 61.1 percent to $418.0 million compared with $259.4 million in the prior year period. The strong performance was driven by net revenue growth in all three business segments, with Gourmet Foods and Gift Baskets up 112.3 percent, Consumer Floral up 46.5 percent, and BloomNet up 10.7 percent, compared with the prior year period. Total net revenue growth for the quarter also included contributions from Shari’s Berries which the Company acquired in August 2019. Excluding the contribution from Shari’s Berries, revenues for the quarter increased 53.9 percent compared with the prior year period.

Gross profit margin for the quarter was 40.5 percent, compared with gross profit margin of 40.6 percent in the prior year period. Operating expenses as a percent of total revenues were 37.6 percent, an improvement of 760 basis points compared with 45.2 percent in the prior year period. Excluding the impacts of the Company’s non-qualified deferred 401k compensation plan and costs associated with the closing of its Harry & David retail stores and its acquisition of PersonalizationMall.com, operating expenses, as a percentage of total revenues improved 960 basis points to 35.4% compared with 45.0% in the prior year.

Strong top-line growth and enhanced marketing efficiency resulted in Adjusted EBITDA1 of $32.5 million compared with a loss of $2.4 million in the prior year period. Net Income for the quarter was $9.8 million, or $0.15 per diluted share. Adjusted Net Income1 was $15.1 million, or $0.23 per diluted share, compared with a net loss of $8.3 million, or ($0.13) per share in the prior year period.

Fiscal 2020 Full Year Results:

Total net revenues for the full year increased 19.3 percent to $1.49 billion, compared with $1.25 billion in the prior year, reflecting strong growth across all three of the Company’s business segments as well as contributions from Shari’s Berries. Excluding the contribution from Shari’s Berries, total net revenues grew 16.3 percent compared with the prior year. Gross profit margin for the year was 41.8 percent, compared with 42.1 percent in the prior year period. Operating expense as a percent of total revenues was 36.4 percent, compared with 38.5 percent in the prior year. Excluding the impacts of the Company’s non-qualified deferred 401k compensation plan and costs associated with the closing of its Harry & David retail stores and its acquisition of PersonalizationMall.com, operating expenses, as a percentage of total revenues, improved 270 basis points to 35.8% compared with 38.5% in the prior year.

Strong revenue growth and enhanced operating leverage resulted in Adjusted EBITDA1 for the year of $129.5 million, compared with $82.1 million in the prior year. Net Income for the year was $59.0 million, or $0.89 per diluted share. Adjusted Net Income1 for the year was $65.0 million, or $0.98 per diluted share, compared with $34.5 million, or $0.52 per diluted share, in the prior year.

SEGMENT RESULTS:

The Company provides fiscal 2020 fourth quarter selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and BloomNet segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenue for the quarter increased 112.3 percent to $153.8 million, compared with revenue of $72.5 million in the prior year period reflecting accelerated growth in holiday and everyday occasions as well as contributions from Shari’s Berries. Gross profit margin increased 250 basis points to 40.5 percent, compared with 38.0 percent in the prior year period, primarily reflecting product and channel mix combined with efficient promotional programs. As a result of this improvement, combined with enhanced operating leverage driven, in part, by efficient marketing programs, adjusted segment contribution margin1 improved 322.5 percent to $15.3 million compared with a loss of $6.9 million, in the prior year period. For the year, revenue in this segment increased 21.1 percent to $785.5 million, compared with $648.4 million in the prior year. Gross profit margin for the year was 42.5 percent, compared with 42.9 percent. As a result of these factors, adjusted segment contribution margin1 for the year increased 40.7 percent to $115.8 million, compared with $82.3 million in the prior year.
  Consumer Floral: Revenues for the quarter increased 46.5 percent to $234.1 million, compared with $159.8 million in the prior year period. This primarily reflects strong growth for the Easter and Mother’s Day holiday periods, combined with strong growth in everyday occasions. Gross margin was 39.9 percent, compared with 40.0 percent in the prior year period. Segment contribution margin1 increased 129.3 percent to $39.0 million, compared with $17.0 million in the prior year period, primarily reflecting the strong revenue growth combined with enhanced operating leverage, including efficient marketing programs. For the year, revenues increased 19.2 percent to $593.2 million, compared with $497.8 million in the prior year. Gross margin was 39.4 percent compared with 39.2 percent in the prior year. As a result of these factors, combined with enhanced operating leverage driven, in part, by efficient marketing programs, segment contribution margin1 increased 48.6 percent to $73.8 million, compared with $49.7 million in the prior year.
  BloomNet: Revenues for the quarter increased 10.7 percent to $30.2 million, compared with $27.3 million in the prior year period. Gross profit margin was 45.3 percent, compared with 50.1 percent in the prior year period. Segment contribution margin1 was $7.6 million, compared with $9.3 million in the prior year period. The lower gross profit margin and segment contribution margin1 primarily reflect actions taken by the Company to support its BloomNet local florist members during the COVID-19 pandemic. For the year, revenue increased 8.6 percent to $111.8 million, compared with $102.9 million in the prior year. Gross profit margin was 48.5 percent, compared with 50.5 percent in the prior year. As a result of these factors, segment contribution margin1 increased 1.2 percent to $35.1 million, compared with 34.7 million in the prior year.

COMPANY GUIDANCE

  Due to the significant uncertainty in the overall economy related to the ongoing COVID-19 pandemic, the Company is not providing guidance for its full fiscal 2021 year at this time.
  Regarding the fiscal first quarter:
    Based on the strong growth momentum that the Company has carried into the first two months of fiscal 2021, combined with anticipated contributions from its recent acquisition of PersonalizationMall.com, the Company expects to achieve total consolidated revenue growth for the first quarter in a range of 40-to-45 percent (30-to-35 percent organic growth), compared with the prior year period.
    The anticipated strong revenue growth in the quarter reflects expected e-commerce revenue growth of more than 70 percent, somewhat offset by lower wholesale orders and reduced retail revenues (reflecting the closing of the Harry & David retail stores in fiscal 2020).
    The Company expects the anticipated strong revenue growth, combined with continued operating leverage and contributions from PersonalizationMall.com, will enable it to drive Adjusted EBITDA for the quarter to break-even or slightly positive, compared with a loss of $11.3 million in the prior year period.
  Regarding the fiscal second quarter:
    While there remains considerable uncertainty in the overall economy, the Company expects the strong e-commerce demand momentum that it is experiencing will continue into the key holiday season in its second fiscal quarter. In addition, the Company anticipates solid contributions to revenues and profits from its recently acquired PersonalizationMall.com business.
    The Company anticipates that these factors, combined with the continued strong growth in its customer files, will offset certain headwinds, including higher operating costs due to the COVID-19 pandemic, lower wholesale orders from mass market retailers, capacity constraints at third-party shipping vendors and the potential distraction of the pending national election.

RESPONSE TO COVID-19

In response to the global pandemic, 1-800-FLOWERS.COM, Inc. has taken necessary actions to ensure employee safety and business continuity, informed by the guidelines set forth by local, state and federal government and health officials. These initiatives include developing a “Pandemic Preparedness and Response Plan,” establishing an internal “nerve center” to allow for unobstructed communication and coordination throughout the business, designing workstream teams to promote workforce protection and supply chain management, and dedicating resources to support customers, franchisees, and florists.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period-to-period comparability. See Selected Financial Information for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to determine its interest rate and to measure compliance with certain covenants. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin and Adjusted Segment Contribution Margin

We define Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. Adjusted Contribution Margin is defined as Contribution Margin adjusted for certain items affecting period-to-period comparability. See Selected Financial Information for details on how Segment Contribution Margin and Adjusted Segment Contribution Margin were calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin and Adjusted Segment Contribution Margin provide management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin and Adjusted Segment Contribution Margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the Segment Contribution Margin and Adjusted Segment Contribution Margin is that they are an incomplete measure of profitability as they do not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as Operating Income and Net Income.

Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share:

We define Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share as Net Income (Loss) and Net Income (Loss) Per Common Share adjusted for certain items affecting period to period comparability. See Selected Financial Information below for details on how Adjusted Net Income (Loss) and Adjusted or Comparable Net Income (Loss) Per Common Share were calculated for each period presented. We believe that Adjusted Net Income (Loss) and Adjusted or Comparable EPS are meaningful measures because they increase the comparability of period to period results. Since these are not measures of performance calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, GAAP Net Income (Loss) and Net Income (Loss) Per Common share, as indicators of operating performance and they may not be comparable to similarly titled measures employed by other companies.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect and celebrate. The Company’s business platform features our all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®,

Shari’s Berries®, FruitBouquets.com®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery℠ and Simply Chocolate®. We also offer top-quality steaks and chops from Stock Yards®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral service provider offering a broad-range of products and services designed to help professional florists grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized as the 2019 Mid- Market Company of the Year by CEO Connection. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s ability to achieve its guidance for fiscal-year 2021 first quarter and the key holiday season; the impact of the Covid-19 pandemic on the Company; its ability to leverage its operating platform and reduce operating expense ratio; its ability to successfully integrate acquired businesses and assets; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. Reconciliations for forward looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including for example those related to compensation, tax items, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The lack of such reconciling information should be considered when assessing the impact of such disclosures. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, August 27, 2020 at 8:00 a.m. (ET). The conference call will be webcast from the Investor Relations section of the Company’s website at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s website within two hours of the call’s completion. A replay of the call can be accessed beginning at 2:00 p.m. (ET) on the day of the call through September 3, 2020, at: (US) 1-877-344-7529; (Canada) 855-669-9658; (International) 1-412-317-0088; enter conference ID #: 10147405. If you have any questions regarding the above information, please call Patty Altadonna at (516) 237-6113 or the Investor Relations office at (516) 237-6131.

Note: The following tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (in thousands)

	June 28, 2020	June 30, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$240,506	$172,923
Trade receivables, net	15,178	12,374
Inventories	97,760	92,361
Prepaid and other	25,186	25,580
Total current assets	378,630	303,238

Property, plant and equipment, net	169,075	166,681
Operating lease right-of-use assets	66,760	-
Goodwill	74,711	62,590
Other intangibles, net	66,273	59,615
Other assets	18,986	14,316
Total assets	$774,435	$606,440

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$25,306	$25,704
Accrued expenses	141,741	96,793
Current maturities of long-term debt	5,000	5,000
Current portion of long-term operating lease liabilities	8,285	-
Total current liabilities	180,332	127,497

Long-term debt	87,559	91,973
Long-term operating lease liabilities	61,964	-
Deferred tax liabilities	28,632	28,898
Other liabilities	16,174	15,361
Total liabilities	374,661	263,729
Total stockholders’ equity	399,774	342,711
Total liabilities and stockholders’ equity	$$774,435	$606,440

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Income (in thousands, except for per share data) (unaudited)

	Three Months Ended		Years Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019
Net revenues:
E-commerce (combined online and telephonic)	$382,400	$217,477	$1,230,385	$998,359
Other	35,556	41,921	259,252	250,264
Total net revenues	417,956	259,398	1,489,637	1,248,623
Cost of revenues	248,530	154,164	867,441	722,502
Gross profit	169,426	105,234	622,196	526,121
Operating expenses:
Marketing and sales	100,378	75,855	363,227	319,636
Technology and development	14,262	11,062	48,698	43,758
General and administrative	33,207	23,174	97,394	87,654
Depreciation and amortization	9,245	7,125	32,513	29,965
Total operating expenses	157,092	117,216	541,832	481,013
Operating income (loss)	12,334	(11,982)	80,364	45,108
Interest expense, net	711	379	2,438	2,769
Other income (expense), net	1,630	351	(84)	644
Income (loss) before income taxes	13,253	(12,010)	77,842	42,983
Income tax expense (benefit)	3,479	(3,705)	18,844	8,217
Net income (loss)	$9,774	$(8,305)	$58,998	$34,766

Basic net income (loss) per common share	$0.15	$(0.13)	$0.92	$0.54

Diluted net income (loss) per common share	$0.15	$(0.13)	$0.89	$0.52

Weighted average shares used in the calculation of net income (loss) per common share:
Basic	64,283	64,343	64,463	64,342
Diluted	66,385	64,343	66,408	66,457

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Years ended
	June 28, 2020	June 30, 2019

Operating activities:
Net income	$58,998	$34,766
Reconciliation of net income to net cash provided by operating activities, net of dispositions:
Depreciation and amortization	32,513	29,965
Amortization of deferred financing costs	646	969
Deferred income taxes	(266)	2,698
Bad debt expense	4,143	1,383
Stock-based compensation	8,434	6,310
Other non-cash items	1,032	(16)
Changes in operating items:
Trade receivables	(6,947)	(822)
Inventories	(4,371)	(3,536)
Prepaid and other	(726)	(2,313)
Accounts payable and accrued expenses	44,359	8,846
Other assets and liabilities	1,602	(150)
Net cash provided by operating activities	139,417	78,100

Investing activities:
Capital expenditures, net of non-cash expenditures	(34,703)	(32,560)
Acquisitions, net of cash acquired	(20,500)	-
Purchase of equity investments	(1,176)	-
Net cash used in investing activities	(56,379)	(32,560)

Financing activities:
Acquisition of treasury stock	(10,680)	(14,766)
Proceeds from exercise of employee stock options	285	1,236
Proceeds from bank borrowings	20,000	32,250
Repayment of notes payable and bank borrowings	(25,000)	(37,187)
Debt issuance costs	(60)	(1,390)
Net cash used in financing activities	(15,455)	(19,857)

Net change in cash and cash equivalents	67,583	25,683
Cash and cash equivalents:
Beginning of year	172,923	147,240
End of year	$240,506	$172,923

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (dollars in thousands) (unaudited)

	Three Months Ended
	June 28, 2020	PMall Litigation and Transaction Costs	H&D Store Closure Costs	As Adjusted (non-GAAP) June 28, 2020	June 30, 2019	% Change
Net revenues:
1-800-Flowers.com Consumer Floral	$234,094	$-	$-	$234,094	$159,762	46.5%
BloomNet Wire Service	30,189	-	-	30,189	27,263	10.7%
Gourmet Food & Gift Baskets	153,842	-	-	153,842	72,452	112.3%
Corporate	119	-	-	119	260	-54.2%
Intercompany eliminations	(288)	-	-	(288)	(339)	15.0%
Total net revenues	$417,956	$-	$-	$417,956	$259,398	61.1%

Gross profit:
1-800-Flowers.com Consumer Floral	$93,404	$-	$-	$93,404	$63,846	46.3%
	39.9%			39.9%	40.0%

BloomNet Wire Service	13,673	-	-	13,673	13,664	0.1%
	45.3%			45.3%	50.1%

Gourmet Food & Gift Baskets	62,260	-	-	62,260	27,563	125.9%
	40.5%			40.5%	38.0%

Corporate	89	-	-	89	161	-44.7%
	74.8%			74.8%	61.9%

Total gross profit	$169,426	$-	$-	$169,426	$105,234	61.0%
	40.5%	-	-	40.5%	40.6%
EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
1-800-Flowers.com Consumer Floral	$38,953	$-	$-	$38,953	$16,986	129.3%
BloomNet Wire Service	7,595	-	-	7,595	9,330	-18.6%
Gourmet Food & Gift Baskets	10,115	-	5,177	15,292	(6,872)	322.5%
Segment Contribution Margin Subtotal	56,663	-	5,177	61,840	19,444	218.0%
Corporate (b)	(35,084)	1,795		(33,289)	(24,301)	-37.0%
EBITDA (non-GAAP)	21,579	1,795	5,177	28,551	(4,857)	687.8%
Add: Stock-based compensation	1,993	-	-	1,993	1,779	12.0%
Add: Compensation charge related to NQ Plan Investment Appreciation	2,000	-	-	2,000	402	397.5%
Adjusted EBITDA (non-GAAP)	$25,572	$1,795	$5,177	$32,544	$(2,676)	1316.1%

	Years Ended
	June 28, 2020	PMall Litigation and Transaction Costs	H&D Store Closure Costs	As Adjusted (non-GAAP) June 28, 2020	June 30, 2019	% Change
Net revenues:
1-800-Flowers.com Consumer Floral	$593,197	$-	$-	$593,197	$497,765	19.2%
BloomNet Wire Service	111,766	-	-	111,766	102,876	8.6%
Gourmet Food & Gift Baskets	785,547	-	-	785,547	648,418	21.1%
Corporate	591	-	-	591	1,105	-46.5%
Intercompany eliminations	(1,464)	-	-	(1,464)	(1,541)	5.0%
Total net revenues	$1,489,637	$-	$-	$1,489,637	$1,248,623	19.3%

Gross profit:
1-800-Flowers.com Consumer Floral	$233,941	$-	$-	$233,941	$195,100	19.9%
	39.4%			39.4%	39.2%

BloomNet Wire Service	54,193	-	-	54,193	51,970	4.3%
	48.5%			48.5%	50.5%

Gourmet Food & Gift Baskets	333,620	-	-	333,620	278,113	20.0%
	42.5%			42.5%	42.9%

Corporate	442	-	-	442	938	-52.9%
	74.8%			74.8%	84.9%

Total gross profit	$622,196	$-	$-	$622,196	$526,121	18.3%
	41.8%	-	-	41.8%	42.1%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
1-800-Flowers.com Consumer Floral	$73,806	$-	$-	$73,806	$49,653	48.6%
BloomNet Wire Service	35,111	-	-	35,111	34,705	1.2%
Gourmet Food & Gift Baskets	110,627	-	5,177	115,804	82,319	40.7%
Segment Contribution Margin Subtotal	219,544	-	5,177	224,721	166,677	34.8%
Corporate (b)	(106,667)	2,706	-	(103,961)	(91,604)	-13.5%
EBITDA (non-GAAP)	112,877	2,706	5,177	120,760	75,073	60.9%
Add: Stock-based compensation	8,434	-	-	8,434	6,310	33.7%
Add: Compensation charge related to NQ Plan Investment Appreciation	347	-	-	347	729	-52.3%
Adjusted EBITDA (non-GAAP)	$121,658	$2,706	$5,177	$129,541	$82,112	57.8%

Reconciliation of net income (loss) to adjusted net income (loss) (non-GAAP):

	Three Months Ended		Years Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019

Net income (loss)	$9,774	$(8,305)	$58,998	$34,766
Adjustments to reconcile net income (loss) to adjusted net income (loss) (non-GAAP)
Add: Personalization Mall litigation and transaction costs	1,795	-	2,706	-
Add: Harry & David store closure costs	5,177	-	5,177	-
Deduct: Income tax (benefit) on adjustments	(1,691)	-	(1,908)	-
Adjusted net income (loss) (non-GAAP)	$15,055	$(8,305)	$64,973	$34,766

Basic and diluted net income (loss) per common share
Basic	$0.15	$(0.13)	$0.92	$0.54
Diluted	$0.15	$(0.13)	$0.89	$0.52

Basic and diluted adjusted net income (loss) per common share (non-GAAP)
Basic	$0.23	$(0.13)	$1.01	$0.54
Diluted	$0.23	$(0.13)	$0.98	$0.52

Weighted average shares used in the calculation of net income (loss) and adjusted net income (loss) per common share
Basic	64,283	64,343	64,463	64,342
Diluted	66,385	64,343	66,408	66,457

Reconciliation of net income (loss) to adjusted EBITDA (non-GAAP):

	Three Months Ended		Years Ended
	June 28, 2020	June 30, 2019	June 28, 2020	June 30, 2019

Net income (loss)	$9,774	$(8,305)	$58,998	$34,766
Add:
Interest expense, net	(919)	28	2,522	2,125
Depreciation and amortization	9,245	7,125	32,513	29,965
Income tax expense (benefit)	3,479	(3,705)	18,844	8,217
EBITDA	21,579	(4,857)	112,877	75,073
Add: Personalization Mall litigation and transaction costs	1,795	-	2,706	-
Add: Harry & David store closure costs	5,177	-	5,177	-
Add: Stock-based compensation	1,993	1,779	8,434	6,310
Add: Compensation charge related to NQ plan investment appreciation/(depreciation)	2,000	402	347	729
Adjusted EBITDA	$32,544	$(2,676)	$129,541	$82,112
(a)

Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

(b)

Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

Contacts

Investor Contact:
Joseph D. Pititto
(516) 237-6131
E-mail: invest@1800flowers.com

Media Contact:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com